Exhibit 5.1

Chiang Law Office, P.C.
PROFESSIONAL CORPORATION
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1700 North First Street, Suite 343, San Jose, CA 95112
* Phone 415.895.0688 * Fax 415.882.7239 * www.chianglawpc.com


                                  March 4, 2013

Ticket To See, Inc.
2620 Regatta Drive, Suite 102
Las Vegas, NV 89128

     Re: Registration Statement on Form S-1

  Ladies and Gentlemen:

     We are acting as special counsel for Ticket To See, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares (the "Registrable Shares") of the Company's Common Stock, $0.001 par value per share. The Registrable Shares are to be offered and sold by the Company pursuant to a Registration Statement on Form S-1 relating to the Registrable Shares (the "Registration Statement").

     We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based upon the foregoing and subject to the following, we are of the opinion that the Registrable Shares are duly authorized and if and when issued will be, validly issued, fully paid and non-assessable.

     Members of our firm are admitted to the bar in the State of California, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America and the Nevada Private Corporations Law (the "NPCL"), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Nevada and, accordingly, our opinions as to the NPCL are based solely on a review of the official statutes of the State of Nevada and the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such statutes and provisions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                      Very truly yours,

                                      CHIANG LAW OFFICE, P.C.


                                      /s/ Chiang Law Office, P.C.
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